UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/04/2013

INNOSPEC INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-13879

Delaware	98-0181725
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8375 South Willow Street, Littleton, Colorado, 80124
(Address of principal executive offices, including zip code)

303-792-5554
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sales of Equity Securities

In addition to the unregistered sales of equity securities to the Bachman Group Companies described in Item 8.01 below and incorporated herein by reference, Innospec Inc. issued 150,943 shares of its common stock in an unregistered transaction to the sellers of Chemsil Silicones, Inc. at a price of $41.34 per share as of August 30, 2013 as partial consideration for Innospec's acquisition of all of the outstanding shares of Chemsil Silicones, Inc. The issuance of Innospec common stock in connection with the Chemsil acquisition constituted less than 1% of the outstanding shares of Innospec common stock at the time of issuance. The issuances in both acquisitions were private placements to suitably sophisticated investors under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D thereunder.

Item 8.01.    Other Events

On November 4, 2013, Innospec Inc. announced that it had acquired Bachman Services, Inc. and its associated companies; Bachman Drilling and Production Specialties, Inc., Bachman Production Specialties, Inc., and Specialty Intermediates, Inc. (the "Bachman Group Companies") from their private owners.
The Bachman Group Companies provide chemicals and services to the oil and gas industry and are based in Oklahoma City, Oklahoma.
The consideration for the acquisition, which was effected pursuant to a stock purchase agreement, was paid partly in cash with the remainder being satisfied by the issuance on November, 4, 2013 of 319,953 shares of unregistered Innospec Inc. common stock at a price of $46.88 per share (as calculated pursuant to the terms of the stock purchase agreement on October 31, 2013), to the sellers in proportion to their shareholdings.

Item 9.01.    Financial Statements and Exhibits

A copy of the press release announcing the acquisition of the Bachman Group Companies is furnished as Exhibit 99.1 to this report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOSPEC INC.

Date: October 31, 2013	By:	/s/ David. E. Williams
David. E. Williams
VP, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release dated November 4, 2013 announcing the aquisition of the Bachman Companies